Exhibit 99.1

Ferrellgas Partners, L.P. Reports Full Fiscal YEAR

AND FOURTH Quarter 2020 Results

•	Operating Income for the year increased by $35.6 million, over 30% from prior year, despite weather that was 8% warmer than prior year, which led to a 3.5% decrease in volumes.

•	Gross Profit for the fourth fiscal quarter increased by $13.5 million, or 10%.

•	Retail customer growth of 3% over prior year.

•	Tank Exchange sale locations now exceed 59,000, up over 4,000 from prior year, leading to 14% growth in volumes.

Overland Park, KS., October 15, 2020 (GLOBE NEWSWIRE) – Ferrellgas Partners, L.P. (OTC: FGPR) (“Ferrellgas” or the “Company”) today reported financial results for its fiscal year and fourth quarter ended July 31, 2020.

Despite significant economic and operational uncertainties in the US, the Company produced exceptionally strong results through the end of fiscal 2020, leading to a $35.6 million increase in operating income, or 32% growth over the prior year and set a foundation for continued growth in fiscal 2021. Due to warmer winter weather and the slowdown in the economy, the gallons of propane sold for the year were 873.5 million, compared to 904.8 million last year. However, these decreases were partially offset by a continued increase in residential demand resulting from 3% retail customer growth as the Company continues to aggressively seek market share. Additionally, Blue Rhino sales locations increased over 8%. Margin per gallon for the year was 7.0¢, or 9% higher than the prior year, attributable to strategic product placement, sound supply chain logistics strategies and lower wholesale propane prices. Overall, the increase in margin and increases in tank exchange volumes and customer growth were partially offset by decreased industrial and commercial sales volumes due to the slowdown of the economy. This has resulted in an increase in gross margin dollars of $36.4 million. Operating expenses increased due to the growth of new customers, but also included a $17.3 million reserve for bad debt related to Bridger, a non-core acquisition that has now been divested. Additionally, the $35.6 million growth in operating income was complimented by a $38.4 million, or 35.3%, decrease in capital expenditures as the Company focused on the utilization of existing assets and negotiated lower steel prices.

The Company has numerous initiatives underway to increase efficiency and profitability. These initiatives helped to produce strong results in the fourth quarter and enable continued high performance in the areas of growth and operational expense management. Strong execution by a leaner and more agile workforce of essential workers is driving high performance throughout the Company, both in the field and in corporate locations. Successful transition of essential workers from a corporate work-place to a technology centric work-from-home environment decreased various general and administrative expenses as well as travel expense throughout the Company. Lastly, our continued commitment to safely serving our over 700 thousand customers while adapting to the ever-changing circumstances and new operating protocols to help protect the health and safety of our customers and employees remains our top priority.

For the fiscal year, the Company reported a net loss attributable to Ferrellgas Partners, L.P. of $82.5 million, or $0.84 per common unit, compared to prior year period net loss of $64.2 million, or $0.65 per common unit. For the quarter, the net loss attributable to Ferrellgas Partners, L.P. was $70.0 million, or $0.71 per common unit, compared to prior year’s fourth quarter net loss of $71.0 million, or $0.72 per common unit.

Adjusted EBITDA, a non-GAAP measure, increased by over $35 million, or 15%, compared to prior year. For the fourth quarter, Adjusted EBITDA was $26.7 million compared to $4.0 million in last year’s quarter resulting from the previously discussed initiatives.

As previously announced, the Company indefinitely suspended its quarterly cash distribution as a result of not meeting the required fixed charge coverage ratio contained in the senior unsecured notes due 2020. Additionally, as the Company continues to evaluate options to address its leverage, the Company does not intend to comment further on its progress in this regard or on potential options until further disclosure is appropriate or required by law.

About Ferrellgas

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., and subsidiaries, serves propane customers in all 50 states, the District of Columbia, and Puerto Rico. Ferrellgas employees indirectly own 22.8 million common units of the partnership, through an employee stock ownership plan. Ferrellgas Partners, L.P. filed a Form 10-K with the Securities and Exchange Commission on October 15, 2020. Investors can request a hard copy of this filing free of charge and obtain more information about the partnership online at www.ferrellgas.com.

Forward Looking Statements

Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause results, performance, and expectations to differ materially from anticipated results, performance, and expectations. These risks, uncertainties, and other factors include those discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2020, and in other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contacts

Investor Relations – InvestorRelations@ferrellgas.com

FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

ASSETS	July 31, 2020	July 31, 2019
Current Assets:
Cash and cash equivalents (including $95,759 and $0 of restricted cash at July 31, 2020 and July 31, 2019, respectively)	$333,761	$11,054
Accounts and notes receivable, net (including $103,703 and $106,145 of accounts receivable pledged as collateral at July 31, 2020 and July 31, 2019, respectively)	101,438	107,596
Inventories	72,664	80,454
Prepaid expenses and other current assets	35,944	42,275
Total Current Assets	543,807	241,379

Property, plant and equipment, net	591,042	596,723
Goodwill, net	247,195	247,195
Intangible assets, net	104,049	108,557
Operating lease right-of-use asset	107,349	-
Other assets, net	74,748	69,105
Total Assets	$1,668,190	$1,262,959

LIABILITIES AND PARTNERS' DEFICIT

Current Liabilities:
Accounts payable	$33,944	$33,364
Short-term borrowings	-	43,000
Collateralized note payable	-	62,000
Current portion of long-term debt (a)	859,095	631,756
Current operating lease liabilities	29,345	-
Other current liabilities	167,466	138,237
Total Current Liabilities	1,089,850	908,357

Long-term debt	1,646,396	1,457,004
Operating lease liabilities	89,022	-
Other liabilities	51,190	36,536
Contingencies and commitments

Partners Deficit:
Common unitholders (97,152,665 units outstanding at July 31, 2020 and July 31, 2019)	(1,126,452)	(1,046,245)
General partner unitholder (989,926 units outstanding at July 31, 2020 and July 31, 2019)	(71,287)	(70,476)
Accumulated other comprehensive loss	(2,303)	(14,512)
Total Ferrellgas Partners, L.P. Partners' Deficit	(1,200,042)	(1,131,233)
Noncontrolling interest	(8,226)	(7,705)
Total Partners' Deficit	(1,208,268)	(1,138,938)
Total Liabilities and Partners' Deficit	$1,668,190	$1,262,959

(a)   The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $357 million of 8.625% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	July 31		July 31
	2020	2019	2020	2019
Revenues:
Propane and other gas liquids sales	$265,414	$264,224	$1,415,791	$1,608,858
Other	16,235	14,857	82,035	75,534
Total revenues	281,649	279,081	1,497,826	1,684,392

Cost of sales:
Propane and other gas liquids sales	124,917	136,460	673,053	902,516
Other	3,229	2,617	13,003	11,406

Gross profit	153,503	140,004	811,770	770,470

Operating expense - personnel, vehicle, plant & other	128,721	117,327	493,055	468,868
Depreciation and amortization expense	21,101	19,632	80,481	78,846
General and administrative expense	9,305	17,957	45,752	59,994
Operating expense - equipment lease expense	8,293	8,476	33,017	33,073
Non-cash employee stock ownership plan compensation charge	689	1,005	2,871	5,693
Loss on asset sales and disposals	1,682	2,565	7,924	10,968

Operating income (loss)	(16,288)	(26,958)	148,670	113,028

Interest expense	(54,014)	(44,688)	(192,962)	(177,619)
Loss on extinguishment of debt	-	-	(37,399)	-
Other income (expense), net	(246)	13	(460)	369

Loss before income tax expense	(70,548)	(71,633)	(82,151)	(64,222)

Income tax expense	57	39	851	323

Net loss	(70,605)	(71,672)	(83,002)	(64,545)

Net loss attributable to noncontrolling interest (a)	(636)	(635)	(503)	(298)

Net loss attributable to Ferrellgas Partners, L.P.	(69,969)	(71,037)	(82,499)	(64,247)

Less: General partner's interest in net loss	(700)	(710)	(825)	(642)

Common unitholders' interest in net loss	$(69,269)	$(70,327)	$(81,674)	$(63,605)

Loss Per Common Unit
Basic and diluted net loss per common unitholders' interest	$(0.71)	$(0.72)	$(0.84)	$(0.65)

Weighted average common units outstanding - basic	97,152.7	97,152.7	97,152.7	97,152.7

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	July 31		July 31
	2020	2019	2020	2019
Net loss attributable to Ferrellgas Partners, L.P.	$(69,969)	$(71,037)	$(82,499)	$(64,247)
Income tax expense	57	39	851	323
Interest expense	54,014	44,688	192,962	177,619
Depreciation and amortization expense	21,101	19,632	80,481	78,846
EBITDA	5,203	(6,678)	191,795	192,541
Non-cash employee stock ownership plan compensation charge	689	1,005	2,871	5,693
Loss on asset sales and disposal	1,682	2,565	7,924	10,968
Loss on extinguishment of debt	-	-	37,399	-
Other income (expense), net	246	(13)	460	(369)
Severance expense (includes $740 in operating expense for the three and twelve months ended July 31, 2020 and $690 in operating expense and $910 in general and administrative expense for the twelve months ended July 31, 2019)	740	-	740	1,600
Legal fees and settlements related to non-core businesses	1,421	7,721	7,308	18,364
Provision for doubtful accounts related to non-core businesses	17,325	-	17,325	-
Multi-employer pension plan withdrawal settlement	-	-	-	1,524
Lease accounting standard adjustment and other	27	-	161	-
Net loss attributable to noncontrolling interest (b)	(636)	(635)	(503)	(298)
Adjusted EBITDA (b)	26,697	3,965	265,480	230,023
Net cash interest expense (c)	(52,905)	(41,465)	(182,246)	(164,790)
Maintenance capital expenditures (d)	(4,540)	(1,736)	(23,240)	(46,774)
Cash paid for income taxes	(239)	(120)	(289)	(141)
Proceeds from certain asset sales	1,487	1,833	3,997	4,249
Distributable cash flow attributable to equity investors (e)	(29,500)	(37,523)	63,702	22,567
Distributable cash flow attributable to general partner and non-controlling interest	(590)	(751)	1,274	451
Distributable cash flow attributable to common unitholders (f)	(28,910)	(36,772)	62,428	22,116
Less: Distributions paid to common unitholders	-	-	-	9,715
Distributable cash flow excess/(shortage)	$(28,910)	$(36,772)	$62,428	$12,401

Propane gallons sales
Retail - Sales to End Users	85,677	99,114	638,017	672,266
Wholesale - Sales to Resellers	55,834	53,310	235,529	232,566
Total propane gallons sales	141,511	152,424	873,546	904,832

(a)   Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.

(b)   Adjusted EBITDA is calculated as net loss attributable to Ferrellgas Partners, L.P., less the sum of the following: income tax expense, interest expense, depreciation and amortization expense, non-cash employee stock ownership plan compensation charge, loss on asset sales and disposals, loss on extinguishment of debt, other income (expense), net, severance expense, legal fees and settlements related to non-core businesses, provision for doubtful accounts related to non-core businesses, multi-employer pension plan withdrawal settlement, lease accounting standard adjustment and other and net loss attributable to noncontrolling interest. Management believes the presentation of this measure is relevant and useful, because it allows investors to view the partnership's performance in a manner similar to the method management uses, adjusted for items management believes makes it easier to compare its results with other companies that have different financing and capital structures. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(c)   Net cash interest expense is the sum of interest expense less non-cash interest expense and other expense, net. This amount includes interest expense related to the accounts receivable securitization facility.

(d)   Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.

(e)   Distributable cash flow attributable to equity investors is calculated as Adjusted EBITDA minus net cash interest expense, maintenance capital expenditures and cash paid for taxes plus proceeds from certain asset sales. Management considers distributable cash flow attributable to equity investors a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to equity investors. Distributable cash flow attributable to equity investors, as management defines it, may not be comparable to distributable cash flow attributable to equity investors or similarly titled measurements used by other corporations and partnerships. Items added into our calculation of distributable cash flow attributable to equity investors that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to equity investors may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(f)   Distributable cash flow attributable to common unitholders is calculated as Distributable cash flow attributable to equity investors minus distributable cash flow attributable to general partner and noncontrolling interest. Management considers distributable cash flow attributable to common unitholders a meaningful measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow attributable to common unitholders, as management defines it, may not be comparable to distributable cash flow attributable to common unitholders or similarly titled measurements used by other corporations and partnerships. Items added to our calculation of distributable cash flow attributable to common unit holders that will not occur on a continuing basis may have associated cash payments. Distributable cash flow attributable to common unitholders may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP .